UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2008

EXOPACK HOLDING CORP.

(Exact name of registrant specified in its charter)

Delaware	333-136559	76-0678893
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

3070 Southport Road, Spartanburg, SC		29302
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone, including area code: (864) 596-7140

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers

     On October 10, 2008, certain amendments to the Management Incentive Program (as amended, the “Amended MIP”) maintained by Exopack Holding Corp. (the “Company”) became effective, including amendments to the criteria pursuant to which cash awards may be made to the Company’s Chief Executive Officer, Chief Financial Officer and other officers of the Company who are named in the Summary Compensation Table of the Company’s most recent Annual Report on Form 10-K and are still entitled to benefits under the Management Incentive Program (collectively, the “Named Executive Officers”), as well as to other salaried employees. Prior to these amendments, the amount of any bonuses paid to each of the Company’s salaried employees, including the Named Executive Officers, was based on the Company’s and/or the applicable segment’s fiscal year earnings before interest, taxes, depreciation, amortization and certain other adjustments (“Adjusted EBITDA”) and the employee’s bonus target (expressed as a percentage of his or her base salary). The Chief Executive Officer’s bonus target was 50% and the bonus target for each of the other Named Executive Officers was 35%.

     Under the Amended MIP, actual cash bonuses continue to be calculated based on a percentage of the employee’s bonus target, none of which were changed under the Amended MIP. However, under the Amended MIP, payouts will be made for two separate periods, the fourth quarter of 2008 (the “Q4 2008 Period”) and the first quarter of 2009 (the “Q1 2009 Period”), and the actual amount of cash bonuses earned will depend on the Adjusted EBITDA for the Company and/or the applicable segment for those respective periods. For the Q4 2008 Period, each participating employee’s cash bonus will be calculated by multiplying such employee’s bonus target percentage (as adjusted depending on the level of satisfaction of the applicable Adjusted EBITDA target) by 50% of such employee’s base salary in effect at December 31, 2008 (the “Q4 2008 Base Salary Multiple”). For the Q1 2009 Period, each participating employee’s cash bonus will be calculated by multiplying such employee’s bonus target percentage (as adjusted depending on the level of satisfaction of the applicable Adjusted EBITDA target) by 75% of such employee’s base salary in effect at March 31, 2009 (the “Q1 2009 Base Salary Multiple”). The Company believes that Instruction 4 to Item 402(b) of Regulation S Kisapplicabletothe Adjusted EBITDA targets because disclosure of such targets would cause competitive harm to the Company as the financial targets involve confidential information. The Company continues to believe that given general economic conditions and raw material price pressures, it will remain difficult for the executive officers to achieve their full potential annual bonus under the Amended MIP in both the Q4 2008 Period and the Q1 2009 Period.

     No employees of the Company are eligible for bonuses under the Amended MIP as a result of the Company’s or any segment’s performance during the nine months ended September 30, 2008.

     The bonus target percentage for our Chief Executive Officer continues to be 50% under the Amended MIP. Accordingly, if the Company attains 100% of the applicable Adjusted EBITDA target, he will be eligible to receive 50% of the amount of his Q4 2008 Base Salary Multiple or Q1 2009 Base Salary Multiple, as applicable. Our Chief Executive Officer is eligible to receive the maximum bonus payable under the Amended MIP for each period, which is 100% of the applicable Base Salary Multiple, if the Company attains 115% of the applicable Adjusted EBITDA target for such period. The Company’s actual Adjusted EBITDA must be at least 85% of the applicable Adjusted EBITDA target in order for our Chief Executive Officer to be eligible for any award under the Amended MIP.

     The bonus target percentages for each of the other Named Executive Officers continue to be 35% under the Amended MIP and are based on substantially the same factors as those factors used to determine salaries. Accordingly, if 100% of the Company’s and/or segment’s Adjusted EBITDA target is attained, each of the other Named Executive Officers will be eligible to receive 35% of the amount of his Q4 2008 Base Salary Multiple or Q1 2009 Base Salary Multiple, as applicable. The maximum payout to each of the other Named Executive Officers for each period is twice the officer’s bonus target percentage multiplied by the applicable Base Salary Multiple when 115% or more of either the Company’s and/or applicable segment’s Adjusted EBITDA target is attained for such period. The Company’s and/or applicable segment’s actual Adjusted EBITDA must be at least 85% of the applicable Adjusted EBITDA target in order for any other Named Executive Officer to be eligible for any award under the Amended MIP.

     The Company’s Board of Directors continues to have the authority to change the design of the Amended MIP at any time.

     The Company intends to provide additional information regarding compensation of the Named Executive Officers in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXOPACK HOLDING CORP.

Date: October 16, 2008

By: /s/ Jack Knott_________________________________ Name: Jack Knott Title: President and Chief Executive Officer